UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2009
CAVIUM NETWORKS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33435	77-0558625
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

805 East Middlefield Road, Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)
(650) 623-7000
Registrant’s Telephone Number, Including Area Code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 22, 2009, on the recommendation of the nominating and corporate governance committee of the Board of Directors (the “Board”) of Cavium Networks, Inc. (the “Company”), the Board elected Sanjay Mehrotra as a Class II director for a term expiring at the 2012 Annual Meeting of Stockholders. There was no arrangement or understanding between Mr. Mehrotra and any other persons pursuant to which Mr. Mehrotra was selected as a director. Mr. Mehrotra was also appointed to the compensation committee and the nominating and corporate governance committee of the Board.
Mr. Mehrotra will participate in the Company’s compensation program for non-employee directors. Pursuant to this program, Mr. Mehrotra will be eligible to receive $12,000 per year for service as a Board member plus $6,000 per year for service on the compensation committee. In addition, all non-employee directors are reimbursed for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Directors or committee meetings.
Mr. Mehrotra is also eligible to receive automatic grants of stock options to purchase shares of the Company’s common stock under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). Pursuant to the terms of the 2007 Plan, Mr. Mehrotra shall receive a one-time initial nonstatutory stock option to purchase 50,000 shares of the Company’s common stock. Such initial option grant vests in a series of successive equal monthly installments over four years. In addition, under the 2007 Plan, any individual who has been serving as a non-employee director for at least the preceding six months on the date of each annual meeting of stockholders and who will continue to be a director after that meeting shall receive a nonstatutory stock option to purchase 12,500 shares of the Company’s common stock on such annual meeting date. Such annual option grants vest a series of successive equal monthly installments over four years measured from the date of grant. The exercise price of nonstatutory stock options granted under the 2007 Plan is equal to the fair market value of the Company’s common stock subject to the option on the grant date. As long as the optionee continues to serve with the Company, the option will continue to vest and be exercisable during its term. When the optionee’s service terminates, the optionee may exercise any vested options for a period of three months following the cessation of service. Automatic grants of stock options to non-employee directors under the 2007 Plan have a term of seven years.
In connection with Mr. Mehrotra’s election to the Board, the Company and Mr. Mehrotra entered into a letter agreement (the “Letter Agreement”) providing, among other things, for the immediate vesting of all of Mr. Mehrotra’s unvested stock options upon a Change in Control of the Company, as defined in the 2007 Plan. A copy of the letter agreement is attached hereto as Exhibit 10.1 and the description of the material terms of the Letter Agreement is qualified in its entirety by reference to such exhibit.
A press release announcing Mr. Mehrotra’s election to the Board is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated July 15, 2009, between the Company and Sanjay Mehrotra.

99.1	Press release, dated July 24, 2009, relating to the appointment of Sanjay Mehrotra to the Cavium Networks board of directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVIUM NETWORKS, INC.
Date: July 24, 2009	By:	/s/ Arthur D. Chadwick
Arthur D. Chadwick
Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated July 15, 2009, between the Company and Sanjay Mehrotra.

99.1	Press release, dated July 24, 2009, relating to the appointment of Sanjay Mehrotra to the Cavium Networks board of directors.